EXHIBIT 99(c)

ANNUAL STATEMENT AS TO COMPLIANCE

HSBC Finance Corporation, successor by merger to

Household Finance Corporation ("HSBC" Finance")

HOUSEHOLD MORTGAGE FUNDING CORPORATION III

HOUSEHOLD MORTGAGE LOAN TRUST 2003-HC2

I, Steven H. Smith, Servicing Officer of HSBC Finance (the "Master Servicer"), DO HEREBY CERTIFY, in accordance with Section 3.10 of the Sale and Servicing Agreement dated as of October 15, 2003 among Household Mortgage Funding Corporation III, as Depositor, Household Mortgage Loan Trust 2003-HC2, the Master Servicer and JPMorgan Chase Bank, N.A. (as Successor in Interest to Bank One, National Association), as Indenture Trustee, (the "Agreement") that:

1. A review of the activities of the Master Servicer from January 1 through December 31, 2004 and of its performance under the Agreement has been made under my supervision; and

    To the best of my knowledge, based on my review, the Master Servicer has fulfilled all its material obligations under the Agreement throughout such Year. Based on such review, the Master Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Agreement throughout such year and no default in the performance of such obligations has occurred or is continuing except as set forth below.

NONE

IN WITNESS WHEREOF, I have signed this certificate this 1st day of March, 2005.

HSBC Finance Corporation, as Master Servicer

/s/ Steven H. Smith
Steven H. Smith

Servicing Officer